CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS


As independent registered public accountants, we hereby consent to the use of our report dated March 18, 2005, except for Note 2, paragraphs 6, 10 and 12 of
Note 3, Note 14, Note 15 and Note 16, as to which the date is September 15, 2005, on the financial statements of AVP Pro Beach Volleyball Tour, Inc. as of December 31, 2004 and for the years ended December 31, 2004 and 2003 and to all references to our Firm included in or made a part of this Registration Statement on Amendment No. 3 to the Form SB-2.



/s/ Mayer Hoffman McCann P.C.


New York, New York
September 26, 2005